                                                                     EXHIBIT 4.4

     Agreement dated as of February 28, 1997 between Medjet Inc., a Delaware corporation (the"Company") and Steven G. Cooperman, M.D. (the "Warrant Holder").

                              W I T N E S S E T H

     WHEREAS, the Company has issued a Warrant dated as of May 20, 1996 to the Warrant Holder to purchase 89,439 shares of the Company's Common Stock (the "Warrant") and the Company and the Warrant Holder desire to amend the terms of the Warrant to provide for the acceleration of the vesting thereunder upon the occurrence of certain events.

     NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:

     1.   Section 1 is hereby amended to read in its entirety as follows:

          "Term.  The purchase right represented by this Warrant is exercisable,
           ----
          in whole or in part, at any time and from time to time commencing on the date hereof and ending at the earlier of (a) 5:00 p.m. New Jersey time on the fifth (5th) calendar anniversary hereof or (b) the merger, consolidation or acquisition of all or substantially all of the Company's assets (except where the stockholders of the Company immediately prior to such event own more than 50% of the stock of the resulting corporation immediately after such event, in which case this Warrant shall apply to the resulting corporation and continue to be exercisable in accordance with its terms) provided the Company has complied with the provisions of Section 4."

     2. The first sentence of Section 2(a) of the Warrant is hereby amended to read in its entirety as follows:

          "Subject to Paragraphs 1 and 11 hereof, the purchase right represented by this Warrant may be exercised by the Holder, in whole or in part and from time to time on or after the date hereof, (i) only as to that fraction of the Shares subject to this Warrant determined by dividing the number of full one year periods elapsed since the date hereof by four (4); it being understood that after four (4) years from the date hereof, this Warrant shall be exercisable in full; and (ii) by the surrender of this Warrant (with the notice of exercise form attached hereto as Exhibit A duly executed) at the principal office of the Company and by the payment to the Company, by check, of an amount equal to the Warrant Price per share; provided, however, in the event of any of the following transactions (an "Acceleration Event"):

               (i) any consolidation or merger of the Company with or into any other corporation or corporations except where the stockholders of the Company immediately prior to such event own more than fifty percent (50%) of the stock of the resulting corporation immediately after such event; or

               (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company,

          then this Warrant shall be exercisable in full immediately prior to the consummation of such Acceleration Event."

     3.   Section 11 is hereby amended to read in its entirety as follows:

          "Termination of Services.  If the Holder ceases to provide consulting
           -----------------------
          services under that certain Consulting Agreement with the Company dated the date hereof for any reason or no reason, he may, but only within thirty (30) days after the date he ceases to provide consulting services under the above-mentioned Consulting Agreement exercise this Warrant to the extent he was entitled to exercise it at the date of such termination. To the extent he was not entitled to exercise this Warrant at such date, or if he does not exercise it within the time specified herein, this Warrant shall terminate. Notwithstanding the foregoing, in the event the Company terminates the Consulting Agreement without cause prior to the fifth calendar anniversary hereof, Consultant thereafter shall be entitled to exercise the Warrant as to all of the Shares at any time through the fifth calendar anniversary hereof."

     4. Except as amended hereby, the Warrant shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                              MEDJET INC.

                              By:  /s/ Eugene I. Gordon
                                   -------------------------

                                   /s/ Steven G. Cooperman
                                   -------------------------
                                   Steven G. Cooperman, M.D.